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                                  [LETTERHEAD]

                                          May 1, 1998

Board of Directors
Proflight Medical Response, Inc.
7211 S. Peoria Street
Englewood, Colorado 80112

                  Re:  Proflight Medical Response, Inc.
                       Registration Statement on Form SB-2

Ladies and Gentlemen:

     We refer to the Registration Statement on Form SB-2 (the Registration Statement) filed by Proflight Medical Response, Inc. (the 'Company') under the Securities Act of 1933, as amended. The Registration Statement covers up to 1,019,200 shares of common stock $.001 par value (the 'Common Stock') and 1,019,200 redeemable common stock purchase warrants (the 'Warrants').

     In our opinion, the shares of Common Stock and Warrants of the Company included in the Registration Statement will, when sold as contemplated therein, be legally issued, fully paid and non-assessable.

     We hereby consent to be named, and to the use of this opinion, in the above-referenced Registration Statement.

                                     Very truly yours,

                                     /s/ Bondy & Schloss LLP







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